Exhibit 10.1

BRICK TOP PRODUCTIONS EXECUTIVE SERVICES AGREEMENT

1.

Definitions.  All capitalized words used herein have the following meanings:

a.	“Agreement” means this Brick Top Production Agreement.
b.	“Company” means Brick Top Productions, Inc. or its successor entity.
c.	“Condition Precedent” has the meaning set forth in Paragraph 2.
d.	"Project" means the proposed film Love Bites controlled by Rose and Smith.
e.	“Rose” means Felissa Rose Miller.
f.	“Services” has the meaning set forth in Paragraph 3.
g.	"Smith" means B. Harrison Smith.
h.	“Term” means a period commencing on satisfaction of the Condition Precedent and continuing for one year.

2.

Condition Precedent.  A condition precedent to this Agreement (the “Condition Precedent”) is Company procuring funding of at least $1 million of equity investment (on terms approved by Rose and Smith) for the Project by no later than July 31, 2015.

3.

Services of Rose and Smith.  During the Term, Rose and Smith shall render non-exclusive services as Co-Heads of Independent Genre Film Development for Company (the “Services”).  Each may be billed as Head of Independent Genre Film Development.  As such, Rose and Smith shall advise the Company on independent genre film projects that it acquires (or is considering acquiring).

4.

Consideration.  Upon satisfaction of the Condition Precedent, Company will grant to each of Rose and Smith 25,000 shares of Company common stock.  Rose and Smith shall each be responsible for paying income tax on the value of such shares on the date of satisfaction of the Condition Precedent.

5.

Non-Exclusivity.  Rose and Smith shall have the right to render services to third parties during the Term, including, without limitation, acting as producer or executive producer on any films or acting as sales agent for films owned by third parties, and any compensation to them for such services shall be for their own account.  Rose and Smith shall have the right to control the manner and means of providing the Services, and they shall be independent contractors with respect to Company.

6.

Expense Reimbursement.  During the Term, Company shall reimburse Rose and Smith for expenses they incur in connection with rendering the Services at Company’s request (such as travel requested by the Company).

7.

Governing Law and Jurisdiction.  This Agreement shall be governed and construed in accordance with the laws of Florida (without regard to its conflict of law principles), and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the federal or state courts in Palm Beach County, Florida.  The prevailing party in any litigation shall be entitled to reimbursement of all costs and legal fees incurred in connection with the litigation.

8.

Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior negotiations, term sheets, or agreements relating thereto.  This Agreement may only be amended by a document executed by both parties hereto.

9.

Execution.  This Agreement may be executed in counterparts and transmitted by facsimile or PDF copy, which combined shall constitute an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth below.

DATE: December 15, 2014

BRICK TOP PRODUCTIONS, INC.

By:	/s/ Alexander Bafer
Print Name:	Alexander Bafer
Title:	Chief Executive Officer

/s/ Felissa Rose Miller
Felissa Rose Miller

/s/ B. Harrison Smith
B. Harrison Smith